Exhibit 107

Calculation of Filing Fee Tables

Form S-4

MetroCity Bankshares, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c), 457(f)(1)	3,384,588	N.A.	$53,104,185.70	0.0001531	$8,130.25
Fees Previously Paid	-	-	-	-	-	-	-	$0.00
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-		-	-	-	-	-
	Total Offering Amounts					$53,104,185.70		$8,130.25
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$8,130.25

(1)	The number of shares of common stock, par value $0.01 per share, of MetroCity Bankshares, Inc.. (“MetroCity” and such shares, “MetroCity common stock”) being registered is based upon an estimate of (i) the exchange ratio of 0.3732 of a share of MetroCity common stock for each share of common stock, par value $5.00 per share, of First IC Corporation (“First IC” and, such shares, the “First IC common stock”) multiplied by (ii) the estimated maximum number of 9,070,161 shares of First IC common stock to be exchanged or converted for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of MetroCity common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (x) 9,070,161 (the maximum number of shares of First IC’s common stock to be converted in the merger), multiplied by $15.69 (the book value of First IC common stock as of March 31, 2025, the latest practicable date prior to the date of the filing of this registration statement).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001531.